Exhibit H

<Disclaimer>

This English version is provided for the purpose of reference only. If there is a difference of interpretation between the original Korean text and this English version, the Korean text shall prevail.

The Korea Development Bank Act

Chapter I. General Provisions

Chapter II. Officers and Employees

Chapter III. Operations

     Section 1. Operations

     Section 2. Industrial Finance Bonds

     Section 3. Administration

Chapter IV. Accounting

Chapter V. Supervision

Chapter VI. Miscellaneous

Addenda

The Korea Development Bank Act

Law No. 302, Promulgated on December 30, 1953

Amended by Law No. 873, December 27, 1961

Amended by Law No. 1557, December 16, 1963

Amended by Law No. 2044, September 14, 1968

Amended by Law No. 2120, July 28, 1969

Amended by Law No. 2734, December 26, 1974

Amended by Law No. 3020, December 19, 1977

Amended by Law No. 3480, December 31, 1981

Amended by Law No. 4052, December 31, 1988

Amended by Law No. 4864, January 5, 1995

Amended by Law No. 5371, August 22, 1997

(Act	Concerning the Efficient Management of Non-performing Assets of Financial Institutions and the Establishment of Korea Asset Management Corp.)

Amended by Law No. 5372, August 28, 1997

Amended by Law No. 5403, August 30, 1997

(Act Repealing the Korea Housing Bank Act)

Amended by Law No. 5505, January 13, 1998

(Act	Concerning Adjustment of the Certified Public Accountant Act, Etc. Following the Enactment of the Act for the Establishment of Financial Supervisory Organizations)

Amended by Law No. 5982, May 24, 1999

(Government Organization Act)

Amended by Law No. 6679, March 30, 2002

Amended by Law No. 7620, July 29, 2005

Amended by Law No. 8863, February 29, 2008

(Act on the Establishment, Etc. of Financial Supervisory Organizations)

Chapter I. General Provisions

Article 1. (Purpose)

The purpose of the Korea Development Bank (hereinafter referred to as the “KDB”) shall be to furnish and administer funds for the financing of major industrial projects in order to expedite industrial development and expansion of the national economy.

Article 2. (Nature)

(1)	The KDB shall be a juridical person. The KDB shall be governed by the provisions of this Act, decrees issued hereunder and the By-laws of the KDB.

(2)	The provisions of the Bank of Korea Act and the Banking Act shall not apply to the KDB unless otherwise provided for in this Act.

Article 3. (Establishment of Head Office, Branches, Sub-branches and Agencies)

(1)	The head office of the KDB shall be located in the Special City of Seoul.

(2)	The KDB may, in accordance with the provisions of the By-laws of the KDB, set up branches, sub-branches or agencies in such localities as are deemed necessary for its operations.

Article 4. (Capital)

The authorized capital of the KDB ten trillion Won ((Won)10,000,000,000,000) which shall be fully subscribed to by the Government.

Article 5. (By-laws)

(1)	The KDB shall provide for the following matters in its By-laws:

1.	Purpose;

2.	Name;

3.	Location of its head office, branches, sub-branches and agencies;

4.	Capital;

5.	Matters concerning officers and employees;

6.	Matters concerning the Board of Directors;

7.	Matters concerning operations and the conduct thereof;

8.	Matters concerning Industrial Finance Bonds;

9.	Matters concerning accounting; and

10.	Method of serving public notice.

(2)	Any revision of the By-laws of the KDB shall be made subject to the approval of the Financial Services Commission after the resolution of the Board of Directors.

Article 6. (Registration)

(1)	The KDB shall register in accordance with the provisions of Presidential Decree.

(2)	Items which are to be registered under Paragraph (1) shall not be set up against third parties until after their registration.

Article 7. (Limitation on Use of Similar Name)

No person other than the KDB shall use the name “The Korea Development Bank” or any other name similar thereto.

Article 8. (Dissolution)

(1)	The dissolution of the KDB shall be performed by law as otherwise enacted.

(2)	The property of the KDB remaining after the KDB is dissolved shall become vested in the Government in accordance with such law.

Chapter II. Officers and Employees

Article 9. (Officers)

(1)	The KDB shall have as its officers the Governor and Chairman of the Board of Directors (hereinafter referred to as the “Governor”), Deputy Governor, Executive Directors and Auditor.

(2)	There shall be one Governor and one Auditor. The number of the Deputy Governor and Executive Directors shall be prescribed in the By-laws.

Article 10. (Powers and Duties of Officers)

(1)	The Governor shall represent the KDB, and shall administer and direct the operations of the KDB.

(2)	The Deputy Governor shall, in accordance with the By-laws of the KDB, assist the Governor, and act in place of the Governor in case of the absence or inability of the Governor to perform his duties.

(3)	The Executive Directors shall, in accordance with the By-laws of the KDB, assist the Governor and Deputy Governor, take partial charge of the operations of the KDB, and act in place of the Governor in case of the absence or inability of both the Governor and Deputy Governor, in the order of priority as predetermined by the Governor.

(4)	The Auditor shall audit and examine the operations and accounting of the KDB.

Article 11. (Board of Directors)

(1)	The Board of Directors shall consist of the Governor, Deputy Governor and Executive Directors, and shall decide all important matters relating to the operations of the KDB.

(2)	Meetings of the Board of Directors shall be called by the Governor, who shall be the chairman thereof.

(3)	Meetings of the Board of Directors shall have a quorum when a majority of the members are in attendance, and resolutions shall be adopted by a majority vote of the members present.

(4)	(deleted)

(5)	The Auditor may participate in the deliberations of the Board of Directors, but shall not have the right to vote.

Article 12. (Appointment of Officers)

(1)	The Governor shall be appointed by the President of the Republic of Korea upon the recommendation of the Chairman of Financial Services Commission.

(2)	The Deputy Governor and Executive Directors shall be appointed by the Financial Services Commission upon the recommendation of the Governor.

(3)	The Auditor shall be appointed by the Financial Services Commission.

Article 13. (Term of Office)

(1)	The term of office of the officers shall be three (3) years each.

(2)	Any vacancy occurring in the office of the Governor, Deputy Governor, Executive Directors and Auditor shall be filled by the appointment of a new officer, who shall, notwithstanding the remainder of the term of office of his predecessor, hold office for such period as prescribed in Paragraph (1).

Article 14. (Restriction on Engaging in Outside Business by Officers or Employees)

Neither the officers nor the employees of the KDB shall engage in any business activity for profit other than their respective positions in the KDB. Also neither officers nor employees may engage in non-profit activities without the permission of the Financial Services Commission or the Governor, respectively.

Article 15. (Appointment of Proxy)

The Governor may, in accordance with the By-laws of the KDB, appoint a proxy or proxies from among the officers and/or employees of the KDB who shall be delegated with full or partial power to act for him in connection with the operations of the KDB in all judicial and extra-judicial matters.

Article 16. (Appointment and Dismissal of Employees)

The Governor shall appoint and dismiss employees of the KDB.

Article 17. (Status of Officers)

The officers of the KDB shall be regarded as public officials in cases where the punitive provisions of any law including the Criminal Code are applied.

Chapter III. Operations

Section 1. Operations

Article 18. (Operations)

In order to fulfill the purpose stated in Article 1, the KDB may engage in the following operations:

1.	To extend equipment loans to major industries and to administer the funds extended thereby; provided that the term of repayment shall be more than one year;

2.	To lend funds which are to be employed in the development of high-technology for major industries, and to administer the funds extended thereby;

2-2.	To lend funds for acquisition of stocks which are to be employed in the merger and acquisition for juridical persons having business relationships with the KDB, in connection with the collection of claims by the KDB;

3.	To lend funds for working capital to the following enterprises and to administer the funds extended thereby:

a.	Those enterprises which have received any loan pursuant to Subparagraphs 1 and 2 or any guaranty pursuant to Subparagraphs 4 and 6;

b.	Those enterprises which the Government or the KDB invests in and has the shares of;

c.	Those enterprises engaging in those industries specified in the Ordinance of the Prime Minister which are manufacturing industries or industries closely related to the promotion of competitiveness in the manufacturing sector; and

d.	Those enterprises stipulated in the By-laws of the KDB which are engaging in the high-tech or high-tech product manufacturing industries;

4.	To subscribe to, underwrite, invest in and/or guarantee corporate bonds (including those issued by the non-corporate type juridical persons established by special laws) issued to finance major industrial projects (including acquisition of stocks pursuant to Subparagraph 2-2), or bonds issued by public bodies;

5.	To underwrite and invest in stocks (hereinafter including subscription certificates) of juridical persons carrying out major industrial projects and ensure the payment of dividends thereon for a fixed period; provided, however, that the underwriting of stocks shall not exceed twice the sum of the paid-in capital of the KDB and reserve in accordance with Paragraph (1) of Article 43, and the stocks held shall, from time to time, be disposed of by means of sale;

6.	To guarantee the payment of or to assume the indebtedness which has been incurred in raising such funds as specified in Subparagraphs 1 through 3;

7.	To acquire the necessary funds to carry out the operations provided for in Subparagraphs 1 through 6 by the following methods:

a.	Capital and reserve;

b.	Borrowing from the Government; provided, however, that the KDB’s resultant obligations to the Government are subordinated to other indebtedness incurred by the KDB in conducting its operations;

c.	Issuing Industrial Finance Bonds, other securities and debt instruments;

d.	Receiving deposits and installment deposits; provided, however, that demand deposits may be received from the enterprises to which the KDB has provided financial support, the State, the local governments and others as prescribed by the Presidential Decree;

e.	Borrowing foreign capital; and

f.	Borrowing from the Bank of Korea;

7-2.	To transact foreign exchange businesses;

7-3.	To provide such services as economic and technical feasibility studies on specific projects, planning, research, analysis, appraisal, guidance and consultation conducted at the request of the Government, public bodies, financial institutions or enterprises; and

8.	To carry out other activities incidental to the activities provided for in Subparagraphs 1 through 7-3 subject to the approval of the Financial Services Commission.

Article 18-2. (Guaranty of Payment of Foreign Borrowings)

When the KDB acquires foreign funds, the payment of the principal thereof and interest thereon may be guaranteed by the Government.

Article 19. (Long-term Loans of Government Special Funds)

Long-term loans of not less than one year’s maturity using Government special funds shall be extended and administered exclusively by the KDB.

Article 20. (Application for Approval of Operational Program)

(1)	The KDB shall prepare an annual operational program each fiscal year and submit it to the Financial Services Commission for his approval one month prior to the beginning of each fiscal year.

(2)	The annual operational program provided for in Paragraph (1) shall consist of the annual program of industrial financing under Subparagraphs 1 through 6 of Article 18 and the annual program of fund raising under Subparagraph 7 of Article 18.

Article 21. (Approval of Operational Program)

When the Financial Services Commission receives the application for approval of the annual operational program under Paragraph (1) of Article 20, he shall approve it in accordance with the provisions of Presidential Decree.

Article 22. (Revision of Operational Program)

The provisions of Articles 20 and 21 shall be applied mutatis mutandis to any revision of the annual operational program.

Article 23. (deleted)

Article 24. (Operating Manuals)

The KDB shall prepare the Operating Manuals which prescribe the method of operations and acquire an approval on these Manuals by the Financial Services Commission.

Section 2. Industrial Finance Bonds

Article 25. (Issuance of Industrial Finance Bonds)

(1)	The KDB shall have the exclusive right to issue Industrial Finance Bonds.

(2)	The aggregate amount of the outstanding balance of Industrial Finance Bonds, plus the outstanding balance of bonds guaranteed by the KDB under Subparagraph 4 of Article 18, and of the indebtedness guaranteed or assumed by the KDB under Subparagraph 6 of Article 18, shall not exceed thirty (30) times the amount of the paid-in capital of the KDB and the reserve prescribed in Paragraph (1) of Article 43; provided, however, that the following items shall be excluded in calculating the aforementioned ceiling:

1.	The outstanding balance of Industrial Finance Bonds subscribed to by the Government;

2.	The outstanding balance of Industrial Finance Bonds on which the Government has guaranteed the payment of principal and interest;

2-2.	The outstanding balance of the indebtedness guaranteed and/or assumed by the KDB on which other financial institutions (including the Export-Import Bank of Korea, the Industrial Bank of Korea and the Korea Long Term Credit Bank), the Korea Credit Guarantee Fund, insurance companies and similar organizations have guaranteed and/or insured the payment;

3.	The outstanding balance of the indebtedness guaranteed and/or assumed by the KDB which the Government has guaranteed the payment of; and

4.	The outstanding balance of the indebtedness guaranteed and/or assumed by the KDB for the Government or local governments.

Article 26. (Issuance to Refund Outstanding Bonds or to Discharge Other Obligations)

(1)	The KDB may, when necessary to refund outstanding Industrial Finance Bonds or to discharge obligations arising from the guaranty or assumption of the indebtedness under Subparagraphs 4 and 6 of Article 18, issue Industrial Finance Bonds temporarily over the limit prescribed in Paragraph (2) of Article 25.

(2)	When the KDB issues Industrial Finance Bonds in accordance with Paragraph (1), the KDB shall, within one month thereafter, refund the outstanding Industrial Finance Bonds and/or discharge the obligations in an amount equal to the aggregate par value of the Industrial Finance Bonds issued thereby.

Article 27. (Issuance on Discount Basis)

Industrial Finance Bonds may be issued on a discount basis.

Article 28. (Guaranty of Government)

(1)	The payment of the principal of and interest on Industrial Finance Bonds may be guaranteed by the Government.

(2)	When the Government intends to guarantee the payment of the principal of and the interest on Industrial Finance Bonds under Paragraph (1), it shall first be consented thereto by the National Assembly.

Article 29. (Extinctive Prescription of Bonds)

The right to receive the principal of and interest on Industrial Finance Bonds shall be terminated unless exercised within five years and two years, respectively.

Article 30. (Enforcement Decree)

Other necessary matters relating to Industrial Finance Bonds not provided for in this Act shall be set forth by Presidential Decree.

Section 3. Administration

Article 31. (Administration of Supplied Funds)

The KDB shall take necessary steps so that the funds supplied to borrowers may be used for the specific purposes and in conformity with the plans agreed upon.

Article 32. (Examination of Business Conditions)

The KDB shall continuously examine the business conditions, the state of assets, the results of operations, the cash receipts and disbursements, and the effect of the supplied funds on the productivity of borrowers or the KDB-stock-owned enterprises, and make the most of the data and information acquired thereby in the administration of the supplied funds.

Article 33. (Dispatch of Personnel)

(1)	The KDB may, if necessary to ensure the effective use of the supplied funds and the successful attainment of the purposes for which the funds are supplied, dispatch its employees to the borrowers or the KDB-stock-owned enterprises.

(2)	Employees of the KDB as stated in Paragraph (1) may examine the management conditions and properties of such borrowers or enterprises.

(3)	The KDB may, when deemed necessary for administration in view of the results of the examination as provided for in Paragraph (2), request such borrowers or enterprises to take corrective measures.

(4)	Such borrowers or enterprises shall take necessary measures immediately after receiving the request of the KDB as provided for in Paragraph (3).

Article 34. (Demand for Whole or Partial Repayment)

If and when the Borrowers of the KDB do not comply with the provisions of Paragraph (1) of Article 31, Article 32 and Article 33, the KDB may demand that they repay in part or in full prior to the due date.

Article 35. (Request for Information)

The KDB may request the appropriate governmental agencies to furnish such data and information as are deemed necessary for the operations of the KDB.

Article 36. (Annual Report)

Within four months after the end of each fiscal year, the KDB shall submit to the National Assembly an annual report outlining its operations and the major industrial policies of the Government and analyzing its industrial financing activities during each fiscal year.

Chapter IV. Accounting

Article 37. (Fiscal Year, Budget and Settlement of Accounts)

(1)	The fiscal year of the KDB shall correspond to that of the Government.

(2)	The KDB shall prepare the budget and the settlement of accounts in each fiscal year, submit them to the Financial Services Commission for approval prior to the beginning of the fiscal year.

(3)	The KDB shall prepare the settlement of accounts two months after the end of each fiscal year, fix it by acquiring the approval of the Financial Services Commission.

(4)	In the settlement of accounts prescribed in Paragraph (3), the following documents shall be attached:

1.	Financial statements and appendant documents; and

2.	Other documents required to clarify the settlement of accounts.

(5)	The Financial Services Commission shall sum up and submit the settlement of accounts of the KDB completed according to the provisions of Paragraph (3) to the Board of Audit and Inspection by June 30.

(6)	The Board of Audit and Inspection shall inspect the settlement of accounts submitted to it according to Paragraph (5) and send the results to the Financial Services Commission by September 30.

Articles 38-42. (deleted)

Article 43. (Disposal of Profit)

(1)	The annual net profit of the KDB, after adequate allowances are made for depreciation in assets, shall be distributed as follows:

1.	Forty percent or more of the net profit shall be credited to the reserve, until the reserve reaches the total amount of the authorized capital; and

2.	The net profit remaining after fulfilling Subparagraph 1 shall be distributed upon the approval of the Minister of Strategy and Finance after the resolution of the Board of Directors. In this case, the net profit more than a certain proportion shall be distributed to the person who has paid-in the capital, and the proportion shall be determined by the resolution of the Board of Directors.

(2)	The reserve prescribed in Paragraph (1) may, after offsetting the losses of the KDB under Article 44, be capitalized in accordance with the provisions of Presidential Decree.

(3)	The dividend prescribed in Subparagraph 2 of Paragraph (1) may be a dividend in cash or a dividend in kind. Matters necessary for the dividend in kind shall be set forth by Presidential Decree.

(4)	The Minister of Strategy and Finance, in giving the approval under the Subparagraph 2 of Paragraph (1), shall consult with the Financial Services Commission in advance on whether the distribution of the net profit remaining is appropriate considering the influence it has on the KDB’s sound management and efficient business performance, etc.

Article 44. (Offset of Losses)

(1)	The annual net losses of the KDB shall be offset each year by the reserve, and if the reserve be insufficient, the deficit shall be offset by the Government.

(2)	The Government’s offsetting of the losses in accordance with Paragraph (1) may be implemented by granting miscellaneous properties as provided for in Paragraph (4) of Article 4 of the National Property Act notwithstanding the provision of Article 44 of the same Act.

(3)	The transfer of the miscellaneous properties in accordance with Paragraph (2) shall be made subject to the deliberation of the State Council, the approval of the President and the consent of the National Assembly in advance; provided, however, that in case it is deemed urgently necessary for the sound operation of the KDB and the stabilization of financial order, the consent from the National Assembly may be obtained ex post facto.

Article 45. (Use of Unemployed Funds)

The KDB may use the funds remaining unemployed in the business operations in such a manner as provided for by the By-laws to the extent it does not stymie the business operations of the KDB prescribed in Article 18.

Article 46. (Audit of Accounting)

The settlement of revenue and expense accounts of the KDB shall be subject to examination by the Board of Audit and Inspection each fiscal year.

Chapter V. Supervision

Article 47. (Supervision)

The Financial Services Commission shall supervise the KDB in accordance with the provisions of this Act, and may issue an order necessary for the supervision, and shall also conduct supervision to secure the KDB’s sound management in accordance with the Presidential Decree, and may issue an order necessary for such supervision.

Article 48. (Removal of Officers)

(1)	The President of the Republic of Korea shall dismiss the Governor of the KDB upon the request of the Chairman of Financial Services Commission for any of the following reasons:

1.	Violation of this Act, decrees issued hereunder or the By-laws of the KDB;

2.	Conviction of a criminal offense;

3.	Declaration of personal bankruptcy; or

4.	Inability to perform his duties on account of mental or physical disability.

(2)	The Financial Services Commission shall dismiss the Deputy Governor or any of the Executive Directors of the KDB upon the request of the Governor for any of the reasons specified in Paragraph (1).

(3)	The Financial Services Commission shall dismiss the Auditor of the KDB for any of the reasons specified in Paragraph (1).

Article 49. (Submission of Reports, Inspection of Documents)

(1)	The Financial Services Commission, in conducting the prudential regulation under Article 47, may request the KDB to submit reports on such matters as are deemed necessary, or instruct a competent official of the Ministry or an officer of the Financial Supervisory Services to examine the status of operations, books, records and other necessary matters of the KDB.

(2)	The Financial Services Commission may, when deemed necessary, entrust to the Governor of the Financial Supervisory Service the power of examination provided for in Paragraph (1).

(3)	Individuals who conduct the examination of the KDB under Paragraphs (1) and (2) shall carry with them identification cards certifying their status and show the identification cards to the parties concerned.

Article 50. (deleted)

Chapter VI. Miscellaneous

Article 51. (deleted)

Article 52. (Restriction on Ownership, Administration or Utilization of Property)

The KDB shall not own, administer and/or operate any real or personal property except such property as required for the conduct of its business or taken over in the course of its credit collection.

Article 53. (Application of the Bank of Korea Act, etc.)

The KDB shall be deemed to be the financial institution as provided in the following provisions in applying the provisions of Subparagraph 12 of Article 28, Articles 54 through 67, Article 87, and Article 88 of the Bank of Korea Act, and Paragraph (1) and Subparagraph 1 of Paragraph (2) of Article 30, and Article 36 of the Banking Act. In this case, the application of the provisions of Article 87, and Article 88 of the Bank of Korea Act shall be limited to the funds which the KDB has borrowed from the Bank of Korea pursuant to the provision of Subparagraph 7.f of Article 18.

Article 53-2. (deleted)

Article 53-3. (deleted)

Article 54. (Punishment)

Any person who falls under any one of the following Subparagraphs shall be subject to a fine of not more than five million Won ((Won)5,000,000):

1.	Any person, who violates the provision of Article 7; or

2.	Any person, who violates the orders under Article 47.

Article 54-2. (Exception to Stock Subscription under Special Law)

(1)	In case that whole or more than half the capital of any juridical person established by a special law shall be subscribed to by the Government, or in case that more than half its issued stocks shall be held by the Government, in accordance with the provisions of such law, the KDB may, notwithstanding anything in the provisions of such law, subscribe to the capital of such juridical person or hold its stocks in place of the Government.

(2)	The juridical persons, the capital of which has been subscribed to by the KDB or the stocks of which are held by the KDB in accordance with Paragraph (1), may, notwithstanding anything in the provisions of such law, pay dividends to the KDB in proportion to the number of stocks (including subscription certificates) held by the KDB.

Article 54-3. (Negligence Fine)

(1)	Any person, who has not submitted the report or who has submitted a false report under Paragraph (1) of Article 49; or any person who has refused, obstructed or avoided the inspection provided for in the same Paragraph shall be subject to a negligence fine of not more than five million Won ((Won)5,000,000).

(2)	The negligence fine under Paragraph (1) shall be imposed and collected by the Financial Services Commission in accordance with the provisions of Presidential Decree.

(3)	Any person, who appeals against the disposition of a negligence fine under Paragraph (2), may raise an objection to the Financial Services Commission within 30 days after he is notified of the disposition.

(4)	When any person, who has been disposed of a negligence fine under Paragraph (2), raises an objection under Paragraph (3), the Financial Services Commission shall, without delay, notify the competent court of the fact; and the competent court which is notified thereof shall judge the negligence fine in accordance with the provisions of the Non-Litigation Case Procedure Act.

(5)	When an objection is not raised nor the negligence fine paid, the disposition procedures for the recovery of the national tax in arrears shall be applied to the collection thereof.

Addenda

Article 55.

(1)	The Minister of Finance shall appoint the members of the KDB Organization Committee which shall handle the business with respect to the establishment of the KDB.

(2)	The Committee shall draw up the By-laws of the KDB and obtain the approval thereof of the Minister of Finance.

(3)	The Committee shall request the Government to pay in the capital of the KDB immediately after the Minister of Finance approves the By-laws of the KDB in accordance with Paragraph (2).

(4)	The KDB shall be legally established on the date when the capital prescribed in Paragraph (3) is paid-in.

(5)	The Committee shall, without delay, transfer its business to the Governor of the KDB when the KDB is established.

Article 56.

The date on which the KDB shall commence its operations shall be set forth by Presidential Decree.

Article 57.

On the date when the KDB is established, the KDB shall, according to the list of property and the respective prices, as agreed upon by the Minister of Finance, the President of the Korea Industrial Bank and the Governor of the KDB, succeed to such assets and liabilities of the Korea Industrial Bank as are deemed consistent with the purpose and scope of the operations of the KDB stated in this Act.

Article 58.

The name of the Korea Industrial Bank on the register books or other instruments or documents concerning such properties as succeeded to by the KDB from the Korea Industrial Bank shall be regarded to have been altered to the name of the Korea Development Bank.

Article 59.

Other matters concerning the liquidation of the Korea Industrial Bank not provided for in this Act shall be set forth by Presidential Decree.

Article 60.

Matters necessary for the enforcement of this Act shall separately be set forth by Presidential Decree.

Article 61.

The Korea Industrial Bank Act shall be repealed on the date when the KDB is established.

Article 62.

This Act shall come into force on the date of its promulgation.

Addenda

(Law No. 873, Promulgated on December 27, 1961)

(1)	This Act shall come into force on the date of its promulgation.

(2)	On the date when the capital of the KDB prescribed in Article 4 is paid-in, the KDB shall have to maintain one billion five hundred million Won ((Won)1,500,000,000) as a special reserve the total amount of which shall be supplied by the Government subject to the resolution of the State Council.

(3)	The special reserve prescribed in Paragraph (2) shall be appropriated exclusively to the offset of losses resulting from loans which have been extended by the KDB prior to the enforcement of this Act and from the subscription to the capital of the Korea Asset Management Corp. in accordance with Paragraph (4) of Article 53-3.

Addendum

(Law No. 1557, Promulgated on December 16, 1963)

This Act shall come into force on the enforcement date of the Revised Constitution which was promulgated on December 26, 1962.

Addendum

(Law No. 2044, Promulgated on September 14, 1968)

This Act shall come into force on the date of its promulgation; provided that the provisions with respect to the Auditor in Article 9 shall come into force on the next day of the expiration date of term of office of the Auditor currently in office.

Addendum

(Law No. 2120, Promulgated on July 28, 1969)

This Act shall come into force on the date of its promulgation.

Addenda

(Law No. 2734, Promulgated on December 26, 1974)

(1)	(Enforcement Date) This Act shall come into force on the date of its promulgation.

(2)	(Capitalization of Government Loan Funds) A certain amount, as specified by Presidential Decree, of the Government Fund loans to the KDB outstanding by the time when this Act comes into force shall, notwithstanding anything in the provisions of other laws and decrees, be deemed to have been paid to the KDB as of the day as designated by Presidential Decree, to increase its paid-in capital.

(3)	(Transitional Measures) The extinctive prescription of Industrial Finance Bonds which have been issued on and prior to December 31, 1974 shall be governed by the provision before the amendment hereof.

Addendum

(Law No. 3020, Promulgated on December 19, 1977)

This Act shall come into force on the date of its promulgation.

Addenda

(Law No. 3480, Promulgated on December 31, 1981)

(1)	(Enforcement Date) This Act shall come into force on the date of its promulgation.

(2)	(Transitional Measures Concerning Special Reserve) When the special reserve prescribed in Paragraph (2) of the Addenda to the Act Amending the Korea Development Bank Act, Law No. 873 has been appropriated to the offset of losses as provided for in Paragraph (3) of the aforementioned Addenda, the outstanding balance of the special reserve remaining after such offset shall be deemed to have been paid-in to the KDB to increase its paid-in capital by the Government on the aforementioned enforcement date of this Act.

Addendum

(Law No. 4052, Promulgated on December 31, 1988)

This Act shall come into force on the date of its promulgation.

Addenda

(Law No. 4864, Promulgated on January 5, 1995)

(1)	(Enforcement Date) This Act shall come into force on the date of its promulgation.

(2)	(Applicable Example Concerning Approval on Operational Program) The revised provisions of Paragraph (3) of Article 20, and Article 21 shall apply to the 1996 Operational Program and thereafter.

(3)	(Applicable Example Concerning Issuance of Industrial Finance Bonds) The revised provisions of Paragraphs (3) and (4) of Article 25 shall apply to the Industrial Finance Bonds to be issued since 1996.

(4)	(Transitional Measures Concerning Punishment) The punishment of the acts, which have been committed before this Act come into force, shall be governed by the provision prior to the amendment hereof.

Addenda

(Law No. 5371, Promulgated on August 22, 1997)

Article 1. (Enforcement Date)

This Act shall come into force on the date three (3) months after its promulgation.

Articles 2-9. (omitted)

Addenda

(Law No. 5372, Promulgated on August 28, 1997)

Article 1. (Enforcement Date)

This Act shall come into force on the date three (3) months after its promulgation.

Article 2. (Application Concerning Budget)

The amended provisions of Paragraph (2) of Article 37 shall apply to the 1998 Budget and thereafter.

Article 3. (Transitional Measures Concerning Officers)

(1)	The term of office of the Chairman of the Board of Directors and Executive Directors appointed in accordance with the Government-Invested Enterprise Management Act as at the Enforcement Date of this Act shall be deemed to have been expired simultaneously with the enforcement of this Act.

(2)	The Governor, Deputy Governor, Executive Directors and Auditor each appointed in accordance with the Government-Invested Enterprise Management Act shall be deemed to have been appointed in accordance with this Act in the manner provided for by the By-laws. In this case, the term of office shall be calculated from the date of each appointment in accordance with the Government-Invested Enterprise Management Act.

Addenda

(Law No. 5403, Promulgated on August 30, 1997)

Article 1. (Enforcement Date)

This Act shall come into force on the date of its promulgation.

Articles 2-8. (omitted)

Addenda

(Law No. 5505, Promulgated on January 13, 1998)

(1)	(Enforcement Date) This Act shall come into force on April 1, 1998; provided, however, that , Article 4, Subparagraph 7.b of Article 18 and Article 44 of the Korea Development Bank Act, , and Paragraph (3) Article 6 of Addenda of the Act Concerning Improvement of Managerial Structure and Privatization of Public Enterprises, shall become effective on the date of its promulgation.

(2) - (4) (omitted)

(5)	(Transitional Measures Concerning Borrowing from Government) The revision of Subparagraph 7.b of Article 18 of the KDB Act shall apply to the funds which the KDB has borrowed from the Government as of the Enforcement Date of this Act.

Addenda

(Law No. 5982, Promulgated on May 24, 1999)

Article 1. (Enforcement Date)

This Act shall come into force on the date of its promulgation.

Articles 2-6. (omitted)

Addenda

(Law No. 6679, Promulgated on March 30, 2002)

This Act shall come into force on the date of its promulgation.

Addenda

(Law No. 7620, Promulgated on July 29, 2005)

This Act shall come into force on January 1, 2006.

Addenda

(Law No. 8863, Promulgated on February 29, 2008)

Article 1. (Enforcement Date)

This Act shall come into force on the date of its promulgation.

Articles 2-5. (omitted)